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                                                                   EXHIBIT(d)(5)

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER


FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of May 25, 2000 (this "Amendment") by and between Allen Systems Group, Inc., a Delaware corporation ("Allen Systems"), ASG Sub, Inc., a Delaware corporation ("ASG Sub") and Viasoft, Inc., a Delaware corporation ("Viasoft").

RECITALS

A. Allen Systems, ASG Sub and Viasoft have entered into that certain Agreement and Plan of Merger dated as of April 27, 2000 (the "Merger Agreement");

B. Allen Systems, ASG Sub and Viasoft desire to amend the Merger Agreement to revise Annex 1 and Annex 2 thereto;

THEREFORE, the parties agree as follows:

1. Subclause (c) of the first paragraph of Annex 1 to the Merger Agreement is hereby deleted and replaced with the following:

                  (c) at any time after the date of the Agreement and before 12:00 Midnight on the Expiration Date (or in the case of any action by a Governmental Entity described in (i) or (ii) below, at any time before the acceptance of such Shares for payment or the payment therefor (whether or not any Shares have heretofore been accepted for payment or paid pursuant to the Allen Systems Offer)), any of the following conditions exists and is continuing:


2. Subclause (c) of the first paragraph of Annex 2 to the Merger Agreement is hereby deleted and replaced with the following:

                  (c) at any time after the date of the Agreement and before 12:00 Midnight on the Expiration Date (or in the case of any action by a Governmental Entity described in (i) or (ii) below, at any time before the acceptance of such Shares for payment or the payment therefor (whether or not any Shares have heretofore been accepted for payment or paid pursuant to the Viasoft Offer)), any of the following conditions exists and is continuing:

3. Except as specifically modified by this Amendment, all of the terms of the Merger Agreement shall continue in full force and effect.

4. This Amendment will be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

5. This Amendment may be executed in counterparts, all of which taken together shall constitute one agreement.

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IN WITNESS WHEREOF, Allen Systems, ASG Sub and Viasoft have caused this
Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


     ALLEN SYSTEMS GROUP, INC.               VIASOFT, INC.

     /s/ PATRICK L. PULLEN                   /s/ STEPHEN D. WHITEMAN
     ----------------------------            ------------------------------

     Name: Patrick L. Pullen                 Name:  Stephen D. Whiteman
          -----------------------                  -------------------------

     Title: Senior Vice President            Title: Chairman of the Board
           ----------------------------            ------------------------
            and Chief Financial Officer             and Chief Executive
           ----------------------------            ------------------------
                                                    Officer
                                                   ------------------------


     ASG SUB, INC.

      /s/ Patrick L. Pullen
     ----------------------------

     Name: Patrick L. Pullen
          -----------------------

     Title: Senior Vice President
           ----------------------------
            and Chief Financial Officer
           ----------------------------



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